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GOOGLE INC.

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Sergey and I started Google because we wanted “to develop services that significantly improve the lives of as many people as possible” (Founders’ IPO Letter, 2004). We’ve stayed true to that mission, placing long-term bets on new technologies that users truly love—from Search to Gmail, Maps, Chrome, YouTube, and Android. We’ve covered a lot of ground in a short space of time and so people naturally ask, what is Google today, and where are you heading? It’s a good question.

Search on …

Information is Google’s core. We’re motivated by a profound belief that access to knowledge will improve humankind. As kids, we were both quite curious. I remember spending a huge amount of time poring over books and magazines, or taking things apart at home to figure out how they worked. Today, it’s much easier to find out about stuff. You just go to Google and start searching. Search is so meaningful because even a little bit of knowledge can make a tremendous difference—whether it’s something seemingly small but important in everyday life, like avoiding traffic, or something bigger, like this farmer in Africa who figured out how to save his potato crop.

The activity on Google Search is astounding. There are over 100 billion searches a month (a whopping 15 percent of which we’ve never seen before), and we now update our index within seconds to ensure we show the freshest results. To make life easier, we’re increasingly able to provide direct answers to your questions. For example, “what’s the deepest lake in the world?” (It’s Lake Baikal in Siberia at 1,741 meters) or, “when does my flight leave?” or, “how many calories in a pancake?” And, I am excited by the progress we have made with Voice Search, which now works in over 38 languages, including, most recently, Thai and Vietnamese. Speaking is often the quickest, easiest way to ask, especially if you’re using a mobile device.

Yet, in many ways, we’re a million miles away from creating the search engine of my dreams, one that gets you just the right information at the exact moment you need it with almost no effort. That’s partly because understanding information in a deep way is a hard problem to solve. Google Now is starting to tackle this challenge. It provides information without you even having to ask, so no more digging around in your inbox to find the tracking number for a much-needed delivery; it’s already there on your screen. And recommendations on Google+, which are based on your interests, have also become a great source of information. I get things that are highly relevant all the time, like this YouTube video about the history of kitesurfing that appeared in my stream recently.

While it is still early days, we’ve also made significant progress understanding people’s context, which is crucial if we are to improve human-computer interaction. Think about your commute. You need the traffic information very accessible so you can plan for it, or avoid it altogether. If you’re going to another appointment, you want the directions to start from where you are at that moment (rather than having to type in your location on a small screen). Improved context will also help make search more natural, and not a series of keywords you artificially type into a computer. We’re getting closer: ask how tall the Eiffel Tower is, and then when “it” was built. By understanding what “it” means in different contexts, we can make search conversational.

Living in a multi-screen world

As devices proliferate, it becomes more and more important to ensure that you can navigate effortlessly across them. Our Chrome browser, which has over 750 million users and is super fast and secure, works seamlessly across devices. Open a map on your desktop; when you switch to your mobile device, the same tab will be open so you can pick up right where you left off.

Think about photos: they are a really great use case for how bad things can be in a multi-screen world. We’ve all suffered the frustration of having our photos marooned on different devices, making them hard to find, let alone share. G+ instantly uploads them to the web, so you can view them from any device. Better still, if you lose your phone, your photos don’t get lost, too.

In less than six years, over one billion Android devices have been activated (and growing fast)—creating an amazing platform for the increasing number of app developers globally. It’s super exciting to see this ecosystem take off, with Android developers earning four times more on average in 2013 than they did the year before from user payments. We’re now taking Android to wearables, like watches, and to cars, where we can make it super easy to get directions, make a call or play music.

The idea behind Google Play is similar, in that you can get apps, movies, books and music from one place, and play them on any device without the need for endless syncing. Start listening to a song on your tablet and when you switch to your mobile it will be there (as you can see there is a theme emerging here!). And most recently with Chromecast, we’ve made it easy to watch movies from Google Play or Netflix on your TV screen at home or at a friend’s apartment. You can throw away all your remotes and just use your phone or tablet to control your TV in the apps you are already used to—like YouTube. Best of all, it costs just $35.

Now, none of this matters without good design. I remember taking a class at the University of Michigan on usability. Students had to pick a program they knew really well (I chose an email program) and estimate how long it would take experts to perform different tasks. It really helped me understand that building good, efficient interfaces is hard, and a bit more like engineering than you might think. Another tab here, another drop-down menu there. The more choices you throw at people (even if they never use them), the longer it takes them to get stuff done. People still talk about the simplicity of the Google homepage, and that was a huge part of our original success. There’s no reason the same principles can’t apply across our products, especially now, with so many devices and options, and so much opportunity for distraction.

Access is an unsolved problem

Of course, this all assumes you are one of the two billion people who have access to the Internet. That leaves five billion other people. It’s a tragedy that with so much information available today, two-thirds of the world’s population lack even the most basic Internet connection. That’s why I’m so excited the team has gotten Project Loon off the ground (literally). The idea is to create a network of balloons on the very edge of space (they fly about twice the altitude of commercial airlines) that can provide connectivity in rural and remote areas. Soon there will be a classroom in northeast Brazil we are working to put online for the first time, using Loon. And as the program expands, we hope to bring the power of connection to more and more people—creating opportunities that none of us have yet imagined.

Invention and reinvention

It’s amazing what you can achieve with a small dedicated team when you start from first principles and aren’t encumbered by the established way of doing things. Yet I’ve learned over time that it’s surprisingly difficult to get teams to be super ambitious because most people haven’t been educated in this kind of moonshot thinking. They tend to assume that things are impossible, or get frightened of failure. It’s why we’ve put so much energy into hiring independent thinkers at Google, and setting big goals. Because if you hire the right people and have bold enough dreams, you’ll usually get there. And even if you fail, you’ll probably learn something important.

It’s also true that over time many companies get comfortable doing what they have always done, with a few incremental changes. This kind of incrementalism leads to irrelevance over time, especially in technology, because change tends to be revolutionary, not evolutionary. It’s why we continue to invest for the long term, in our next generation of big bets. In healthcare we have Calico—a new company led by the former CEO of Genentech, Art Levinson, that’s focused on health, wellbeing and longevity—and Iris, a smart contact lens designed to transform the lives of people with diabetes. We also recently acquired Nest, a company that’s taken unloved household products like thermostats and made them much more useful. And we’re excited about our new Google Shopping Express service, which is a great way to get deliveries the same day you order them, and self-driving cars (no explanation needed!). These seem like pretty crazy ideas today, but if the past is any indicator of our future success, today’s big bets won’t seem so wild in a few years’ time.

Sixteen years after we started Google, we’re just scratching the surface of what’s possible. Sergey and I come to work each day excited about what lies ahead and the extraordinary people we work with. Googlers make everything possible, and they are our future. And, while the world may have changed over the years, we’re as motivated by the potential to make a difference in people’s lives today as when we first started.

-Larry Page